Exhibit 99.1

600 Travis Street Suite 5200 Houston, Texas 77002 Contact: Roland O. Burns Chief Financial Officer (972) 668-8811 Web site: www.boisdarcenergy.com

NEWS RELEASE

For Immediate Release

BOIS d'ARC ENERGY, INC. REPORTS
SECOND QUARTER 2007 FINANCIAL AND OPERATING RESULTS
AND UPDATED PROVED OIL AND NATURAL GAS RESERVES

HOUSTON, TEXAS, August 6, 2007– Bois d'Arc Energy, Inc. ("Bois d'Arc" or the "Company") (NYSE: BDE) today reported financial and operating results for the quarter and six months ended June 30, 2007.

Second Quarter 2007 Financial Results

Bois d'Arc reported net income of $17.4 million, or 26¢ per diluted share, for the three months ended June 30, 2007 as compared to 2006's second quarter net income of $14.8 million, or 23¢ per diluted share.  Bois d'Arc's second quarter 2007 results reflect strong production growth and higher natural gas prices offset by $18.0 million in exploration costs primarily related to three unsuccessful exploratory wells drilled in the second quarter.  Bois d'Arc's production in the second quarter of 2007 increased to 10.7 billion cubic feet equivalent of natural gas ("Bcfe"), which was 47% higher than production of 7.3 Bcfe in the second quarter of 2006.  The Company's realized natural gas price averaged $7.74 per Mcf in 2007's second quarter which was 13% higher than the $6.84 per Mcf realized in 2006's second quarter.  Realized oil prices in the second quarter of 2007 averaged $66.28 per barrel and were 4% lower than the average oil price of $69.31 per barrel for 2006.  The impact of the strong production growth and the higher natural gas prices was a 53% increase in Bois d'Arc's second quarter oil and gas sales which were $91.0 million as compared to 2006's second quarter sales of $59.6 million.  The higher revenues also drove cash flow higher in the quarter.  Operating cash flow (before changes in working capital accounts) of $72.9 million in the second quarter was 67% higher than 2006's second quarter cash flow of $43.8 million.  EBITDAX, or earnings before interest, taxes, depreciation, depletion, amortization, exploration expense and other noncash expenses was $77.9 million, a 66% increase over 2006's second quarter EBITDAX of $47.1 million.

For the six months ended June 30, 2007, Bois d'Arc reported net income of $29.3 million or $0.44 per diluted share as compared to net income of $31.6 million ($0.49 per diluted share) for the six months ended June 30, 2006.  Oil and gas sales for the first half of 2007 were $167.2 million as compared to $121.4 million for the six months ended June 30, 2006.  Production in the first half of 2007 totaled 20.6 Bcfe, an increase of 45% over production of 14.3 Bcfe for the same period in 2006.  Prices realized by the Company during the six months ended June 30, 2007 averaged $7.43 per Mcf of natural gas and $62.55 per barrel of oil as compared to $7.60 per Mcf of natural gas and $65.31 per barrel of oil in the same period in 2006.  Bois d'Arc's operating cash flow (before changes in working capital accounts) for the six months ended June 30, 2007, was $128.0 million as compared to $88.1 million in the same period in 2006.  EBITDAX totaled $139.5 million in the first half of 2007 as compared to $94.8 million in the first half of 2006.

In connection with the Company's review of strategic alternatives that was announced on June 5, 2007, Bois d'Arc's independent petroleum engineers have completed a determination of the Company's proved oil and natural gas reserves.  As of June 1, 2007, the Company's proved oil and natural gas reserves were estimated at 250 billion cubic feet ("Bcf") of natural gas and 25.7 million barrels of crude oil or 404 Bcf equivalent of natural gas ("Bcfe"), as compared to total proved oil and natural gas reserves as of December 31, 2006 of 344 Bcfe.  Natural gas reserves account for 62% of total proved reserves and 75% of the total proved reserves were classified as proved developed.  Bois d'Arc operates 98% of its proved reserve base.

The present value, using a 10% discount rate, of the future net cash flows before income taxes of the Company's estimated proved oil and natural gas reserves as of June 1, 2007 was approximately $2.0 billion using June 1, 2007 market oil and natural gas prices of $60.87 per barrel for oil and $8.27 per Mcf for natural gas.

Since the Company's last update on its drilling activity which was provided on June 5, 2007, Bois d'Arc has commenced drilling the OCS-G-0063 #8ST1 at Ship Shoal block 93 to test its "Walleye" prospect.  Bois d'Arc plans to drill the well to a total depth of 15,000 feet and is currently setting protective pipe in the well below 13,000 feet.  Five prospective reservoirs have been encountered so far and the well looks to be successful.  Bois d'Arc is also drilling its ultra deep "Butch Cassidy" prospect, which is now drilling below 15,000 feet.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein.  Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Bois d'Arc Energy is a growing independent exploration company engaged in the discovery and production of oil and natural gas in the Gulf of Mexico.  The Company's stock is traded on the New York Stock Exchange under the symbol "BDE".

BOIS d'ARC ENERGY, INC.
CONSOLIDATED OPERATING RESULTS
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

Oil and gas sales	$91,046	$59,607	$167,228	$121,440
Operating expenses:
Oil and gas operating	12,556	11,821	25,584	24,261
Exploration	17,988	3,718	28,723	8,249
Depreciation, depletion and amortization	28,779	16,495	57,294	30,888
Impairment	—	846	—	846
General and administrative, net	2,574	2,641	6,026	5,882

Total operating expenses	61,897	35,521	117,627	70,126

Income from operations	29,149	24,086	49,601	51,314

Other income (expenses):
Interest income	138	57	243	126
Other income	182	327	274	327
Interest expense	(2,431)	(1,569)	(4,595)	(2,646)

Total other expenses	(2,111)	(1,185)	(4,078)	(2,193)

Income before income taxes	27,038	22,901	45,523	49,121
Provision for income taxes	(9,607)	(8,118)	(16,219)	(17,557)

Net income	$17,431	$14,783	$29,304	$31,564

Net income per share:
Basic	$0.27	$0.24	$0.45	$0.51
Diluted	$0.26	$0.23	$0.44	$0.49

Weighted average common and common stock equivalent shares outstanding:
Basic	65,151	62,429	65,139	62,429
Diluted	67,091	64,515	66,955	64,472

BOIS d'ARC ENERGY, INC.
CONSOLIDATED OPERATING RESULTS
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

Cash flow from operations:
Net cash provided by operating activities	$78,978	$51,276	$110,435	$84,027
Excess tax benefit from stock-based compensation	49	—	49	—
Increase (decrease) in accounts receivable	4,155	(175)	4,566	(4,472)
Increase in other current assets	467	2,538	2,621	685
Decrease (increase) in accounts payable and accrued expenses	(10,719)	(9,846)	10,305	7,827
Cash flow from operations	$72,930	$43,793	$127,976	$88,067

EBITDAX:
Net income	$17,431	$14,783	$29,304	$31,564
Interest expense	2,431	1,569	4,595	2,646
Income tax expense	9,607	8,118	16,219	17,557
Depreciation, depletion and amortization	28,779	16,495	57,294	30,888
Impairment	—	846	—	846
Stock-based compensation	1,712	1,556	3,370	3,019
Exploration expense	17,988	3,718	28,723	8,249
EBITDAX	$77,948	$47,085	$139,505	$94,769

	As of June 30,
	2007	2006
Balance Sheet Data:
Cash and cash equivalents	$21,715	$7,360
Other current assets	59,008	44,092
Property and equipment, net	869,468	741,164
Other	662	703
Total assets	$950,853	$793,319

Current liabilities	$61,847	$73,198
Long-term debt	125,000	90,000
Deferred income taxes	164,233	138,344
Reserve for future abandonment costs	50,131	37,988
Stockholders' equity	549,642	453,789
Total liabilities and stockholders' equity	$950,853	$793,319

BOIS d'ARC ENERGY, INC.
CONSOLIDATED OPERATING RESULTS
($ In thousands, except per unit amounts)

	Three Months Ended June 30,
	2007	2006

Oil production (thousand barrels)	417	345
Gas production (million cubic feet – Mmcf)	8,194	5,218
Total production (Mmcfe)	10,696	7,290

Oil sales	$27,638	$23,943
Gas sales	63,408	35,664
Total oil and gas sales	$91,046	$59,607

Average oil price (per barrel)	$66.28	$69.31
Average gas price (per thousand cubic feet – Mcf)	$7.74	$6.84
Average price (per Mcf equivalent)	$8.51	$8.18
Lifting cost(1)	$12,556	$11,821
Lifting cost (per Mcf equivalent)	$1.17	$1.62

Oil and gas capital expenditures:
Leasehold costs	$(413)	$2,045
Exploration drilling	35,342	38,479
Development drilling	14,069	10,013
Other development costs	10,413	17,304
Total	$59,411	$67,841

(1) Includes production taxes of $594 and $358 for the three months ended June 30, 2007 and 2006, respectively.

	Six Months Ended June 30,
	2007	2006

Oil production (thousand barrels)	785	663
Gas production (million cubic feet – Mmcf)	15,895	10,282
Total production (Mmcfe)	20,605	14,259

Oil sales	$49,106	$43,280
Gas sales	118,122	78,160
Total oil and gas sales	$167,228	$121,440

Average oil price (per barrel)	$62.55	$65.31
Average gas price (per thousand cubic feet – Mcf)	$7.43	$7.60
Average price (per Mcf equivalent)	$8.12	$8.52
Lifting cost(2)	$25,584	$24,261
Lifting cost (per Mcf equivalent)	$1.24	$1.70

Oil and gas capital expenditures:
Leasehold costs	$350	$3,023
Exploration drilling	65,379	64,791
Development drilling	22,360	21,836
Other development costs	34,075	24,648
Total	$122,164	$114,298

(2) Includes production taxes of $1,050 and $719 for the six months ended June 30, 2007 and 2006, respectively.